EXHIBIT 99.1

Vitran Corporation Inc. Appoints David S. McClimon to Its Board of Directors

TORONTO, March 28, 2013 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation firm, today announced that David S. McClimon has joined Vitran's Board of Directors effective immediately. The addition of Mr. McClimon confirms the previously announced commitment to add another director preferably with industry experience. The Board of Directors has determined that Mr. McClimon is independent under the listing standards of the Nasdaq Stock Market and the standards specified in Canadian National Instrument 52-110 - Audit Committees. Accordingly, Vitran's Board now includes seven directors, six of whom are independent.

Vitran President and Chief Executive Officer Rick Gaetz stated, "We are delighted to welcome Dave to Vitran's Board. He has spent his entire career in the industry and we all look forward to his future contributions and counsel."

Dave has had exposure in both the Canadian and U.S. operating markets, which mirrors Vitran's North American strategy. Dave spent the greater part of his career with Conway Inc. as President of Conway Freight Inc. and Senior Vice President of Conway Inc.  Dave earned his Bachelor of Science degree at Miami University in Oxford, OH and a Masters – Supply Chain Management at the University of San Francisco in California.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

The Vitran Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7302

CONTACT: Richard Gaetz, President/CEO
         Fayaz Suleman, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664